Exhibit 99.1
PRESS RELEASE

Ormat Technologies Contact:	Investor Relations Contact:
Dita Bronicki	Marybeth Csaby/Rob Fink
CEO	KCSA Strategic Communications
775-356-9029	212-896-1236 (Marybeth) /212-896-1206 (Rob)
dbronicki@ormat.com	mcsaby@kcsa.com/rfink@kcsa.com
Ormat Announces Refinancing of $24.9 million in Tax Equity Transaction for OPC Power Plants
RENO, Nevada, February 7, 2011 — Ormat Technologies, Inc. (NYSE: ORA) announced today that its subsidiary, Ormat Nevada Inc. (“Ormat Nevada”) has completed $24.9 million tax equity transaction with JPM Capital Corporation (“JPM”).
JPM acquired from Ormat Nevada 30% of the Class B membership interests in OPC LLC (“OPC”), a Delaware limited liability company. OPC was initially established by Ormat Nevada to hold its Desert Peak 2, Steamboat Hills, Galena 2, and Galena 3 geothermal power plants (all located in Nevada) jointly with Morgan Stanley Geothermal LLC, an affiliate of Morgan Stanley & Co. Incorporated, and Lehman-OPC LLC, as institutional equity investors. Ormat acquired all of Lehman’s Class B membership interests in OPC on October 30, 2009 for a purchase price of $18.5 million and recorded a pre-tax gain of $13.3 million. Ormat Nevada will not record any gain from the acquisition by JPM of its Class B membership interests in OPC.
Dita Bronicki, CEO of Ormat Technologies said: “We are happy about the opportunity to establish long lasting investment relations with sophisticated investors such as JPM in our projects, and appreciate the confidence JPM has in our technology and in our ability to operate geothermal assets in a sustainable manner”.
About Ormat Technologies
Ormat Technologies, Inc. is the only vertically-integrated company primarily engaged in the geothermal and recovered energy power business. The Company designs, develops, owns and operates geothermal and recovered energy-based power plants around the world. Additionally, the Company designs, manufactures and sells geothermal and recovered energy power units and other power-generating equipment, and provides related services. The Company has more than four decades of experience in the development of environmentally-sound power, primarily in geothermal and recovered-energy generation. Ormat products and systems are covered by 75 U.S. patents. Ormat has engineered and built power plants, that it currently owns or has supplied to utilities and developers worldwide, totaling approximately 1,300 MW of gross capacity. Ormat’s current generating portfolio includes the following geothermal and recovered energy-based power plants: in the United States — Brady, Brawley, Heber, Mammoth, Ormesa, Puna, Steamboat, OREG 1, OREG 2, OREG 3 and OREG 4; in Guatemala — Zunil and Amatitlan; in Kenya — Olkaria III; and, in Nicaragua - Momotombo.

Ormat’s Safe Harbor Statement
Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally relate to Ormat’s plans, objectives and expectations for future operations and are based upon its management’s current estimates and projections of future results or trends. Actual future results may differ materially from those projected as a result of certain risks and uncertainties. For a discussion of such risks and uncertainties, see “Risk Factors” as described in Ormat Technologies, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 8, 2010.
These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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